EXHIBIT 10.1

[GENESIS LETTERHEAD]

August 30, 2006

Hildy Shandell

[ADDRESS]

Dear Hildy,

We are pleased to offer you an “at-will” employment opportunity with Genesis Microchip Inc. (“Genesis” or the “Company”) as Senior Vice President, Corporate Development, reporting to the Company’s Chief Executive Officer. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. However, your salary and benefits would only be reduced as part of a company-wide program where all similarly situated executives are treated in the same manner. The terms of our offer of employment are outlined below.

During your employment with the Company, your monthly gross salary will be $21,667 payable in accordance with the Company’s normal payroll practice (currently salary is paid semi-monthly), less applicable withholding taxes. In addition, you will receive a $100,000 sign-on bonus (subject to applicable tax withholding) payable in two installments. The first installment of $75,000 (subject to applicable tax withholding) will be paid within thirty (30) days of commencing employment. The second installment of $25,000 (subject to applicable tax withholding and your continuing to be an employee of Genesis through the date of payment) will be paid in April 2007. If you should voluntarily terminate your Genesis employment prior to completing one year of service from the time of a bonus payment, that payment would be fully repayable to Genesis, and will be due on your date of termination. You will also receive a $600 per month taxable car allowance (paid semi-monthly and subject to applicable withholding taxes).

You will also be eligible for participation in our Corporate Bonus Plan for our fiscal year 2007, which commenced on April 1, 2006. Your targeted bonus under this Plan, expressed as a percentage of your annual base salary, will be a minimum of 25% (assuming 100% achievement of individual and Bonus Plan financial objectives). Your targeted bonus increases to 50% of your annual base salary at 110% achievement of both individual and Bonus Plan financial objectives. Under the Bonus Plan, 75% of your targeted FY2007 bonus will be based solely upon achievement of your individual objectives and will not be dependent upon achievement of Company financial objectives. You will receive additional information on our FY2007 Corporate Bonus Plan shortly after you commence employment, and in all respects will be subject to the terms and conditions of such Corporate Bonus Plan.

Ms. Hildy Shandell

August 30, 2006

Furthermore, subject to the approval of the Board of Directors, you will be offered a stock option for 45,000 shares under our 2000 Nonstatutory Stock Option Plan (copy attached) with an exercise price equal to the fair market value of our common stock on the date of grant (the “Initial Option”). Please be aware that your stock option and other compensation information are expected to be publicly disclosed pursuant to SEC and/or NASDAQ regulations. Your Initial Option is expected to be approved no later than the first Board of Directors meeting after your date of hire. The date of Board approval of the Initial Option will be its date of grant, unless the date of approval falls within a closed trading window under our Insider Trading Policy, in which case the date of grant shall be the date that the trading window reopens under said Policy. The Initial Option will vest over 3 1/2 years from the date of employment commencement, with 25% of the shares subject to the option vesting at the end of six months of employment, and 1/36 of the remaining shares subject to the option vesting each month thereafter over the subsequent 36 months, subject to your continued employment with Genesis through the applicable vesting date. You will be informed when the Initial Option has been approved by the Board of Directors, and the details of the Initial Option.

In addition and subject to the approval of the Board of Directors, you will be granted 50,000 Restricted Stock Units (the “Initial RSUs”) under our 1997 Employee Stock Option Plan, amended as of September 19, 2005 (copy attached), to be settled in shares of Genesis common stock on the vesting date with a purchase price of $0.001 per share, which will be considered paid with past services rendered. The Initial RSUs will vest over 3 1/2 years from the date of employment commencement, with 25% of the RSUs vesting at the end of six months of employment, and your remaining unvested RSUs vesting quarterly in equal amounts over the next twelve (12) quarters, subject to your continued employment with Genesis through the applicable vesting date. A tax withholding requirement may apply at the time RSUs vest. You will be informed when the Initial RSUs have been approved by the Board of Directors.

On your date of hire, you and Genesis will execute the attached Change of Control Agreement.

You will be entitled to 15 days paid time off during your first year of employment, which such amount shall increase by one day per year of service, pursuant to the Company’s policy. Commencing on your first day of employment with the Company, you will be eligible to enroll in the Company’s group health insurance plan, without any exclusion for preexisting conditions as required by applicable law or as otherwise permitted by the terms of the plan.

Genesis will also reimburse you up to $4,000 for legal fees you incur as a result of negotiating, preparing and executing this employment agreement. Any reimbursement is subject to you joining the Company and submitting any applicable legal expenses within thirty (30) days of commencing employment.

Also, as a condition of your employment with us, you must sign our Confidentiality Agreement, Code of Business Conduct and Ethics, and Insider Trading Policy. We have enclosed these documents herewith and would ask that you sign and return them, along with one copy of your acceptance of our offer, to Human Resources in the Alviso office. You may not begin employment with us until we receive a signed copy of these documents and a signed acceptance of this offer of employment.

Ms. Hildy Shandell

August 30, 2006

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, and in performing your duties for the Company, you will not in any way utilize any such information.

Your employment with Genesis is at-will. This means that neither you nor Genesis has entered into a contract regarding the duration of your employment. You are free to terminate your employment with Genesis at any time, with or without reason. Likewise, Genesis has the right to terminate your employment, or otherwise discipline, transfer, demote you or otherwise alter the terms and conditions of your employment at any time, with or without cause, and with or without notice, at the discretion of Genesis.

In the event that Genesis terminates your employment within three (3) years of the date your employment with Genesis commences, for reasons other than for “Cause” (as such term is defined in the attached Change of Control Severance Agreement) or your death or disability, and such termination is not associated with a Change of Control such that you would not be entitled to receive any severance benefits under the Change of Control Severance Agreement, then, subject to your signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Genesis, you will be entitled to the following benefits: (1) severance payments equal to twelve (12) months of your then-current monthly base salary (subject to applicable tax withholding), (2) a pro-rated bonus (subject to applicable tax withholding) based upon the number of months you participated in the then-current fiscal year’s annual bonus plan, calculated assuming 100% achievement of individual and corporate plan objectives, (3) one-year vesting acceleration of all unvested RSUs, if any, (4) one-year vesting acceleration of all unvested options, if any, and (5) reimbursement of twelve (12) months of COBRA benefit continuation. Your severance payments and/or related benefits will in no event start before the earliest date permitted by Section 409A(a)(2) of the Internal Revenue Code. If the commencement of the severance payments and/or related benefits must be delayed, then the deferred installments will be paid to you in a lump sum on the earliest practicable date permitted

Ms. Hildy Shandell

August 30, 2006

by Section 409A(a)(2). You will not be required to mitigate the amount of any payment contemplated by this letter, nor will any such payment be reduced by any earnings that you may receive from any other source.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with the Confidentiality Agreement, any other agreements relating to proprietary rights between you and the Company and all other documents referenced in this letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, our letter agreement dated May 1, 2006, and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by you and approved by our Board of Directors.

This offer of employment will terminate if it is not accepted, signed and returned to Paula Ewanich, our Vice President of Human Resources by 9:00 a.m. California time on August 31, 2006, and is contingent upon the Company’s completion of a background and reference check, the results of which are satisfactory to the Company, and your commencing employment with us no later than September 5, 2006.

If you should have any questions, please feel free to contact us. We look forward to your joining the Genesis team!

Yours truly,

GENESIS MICROCHIP INC.

/s/ Paula Ewanich
Paula Ewanich
Vice President, Human Resources

/s/ Hildy Shandell	8/31/06
Acceptance Signature: Hildy Shandell	Date

Start Date: September 5, 2006